Exhibit (a)(5)(E)

Navios Maritime Holdings Inc.

7 Avenue de Grande Bretagne

MC 98000 Monaco

October 11, 2016

On September 19, 2016, Navios Maritime Holdings Inc. (the “Company”) commenced an exchange offer (the “Exchange Offer”) of –

•	newly issued shares of its common stock (the “Common Stock”) and/or

•	cash, for

any and all outstanding American Depositary Shares, each representing 1/100th of a share of 8.75% Series G Cumulative Redeemable Perpetual Preferred Stock (the “Series G ADSs”) and 8.625% Series H Cumulative Redeemable Perpetual Preferred Stock (the “Series H ADSs”).

The trading volume of the ADSs has declined materially during the year. As a result, the Company is offering holders of the ADSs the opportunity to exchange their ADSs for highly liquid Common Stock, and/or for cash1. Under either scenario, an ADS holder will receive consideration reflecting a material premium to the current market price of the ADSs.

Premium

As demonstrated below, the Company is offering a premium ranging from 12% to 26%, as measured by the volume weighted average trading price (“VWAP”) for the year to date period as of October 10, 2016.

Series	YTD VWAP	YTD Volume	Consideration: All Common Stock Tender	Premium	Consideration: All Cash Tender	Premium	Consideration: 50% Common Stock/50% Cash Tender	Premium
G	$5.02	3.9 million	$5.63	12.2%	$5.85	16.5%	$5.74	14.3%
H	$4.56	9.5 million	$5.53	21.3%	$5.75	26.1%	$5.64	23.7%

Exchange Offer Choices

1)	Exchange for Common Stock allows –

•	Participation in Industry Recovery - Common Stock allows ADS holders to participate in any improvement of the underlying industry and business dynamics.

•	Common Stock Liquidity - Common Stock offers liquidity, as the trading volume averaged about 58 million shares during each of first three quarters of 2016.

•	Material Premium - The Company is offering a 5% premium for stock consideration and a 10% premium for cash consideration, calculating such premium based on the 20-day VWAP during the period immediately preceding the launch of the Exchange Offer. These premiums increase to 12% to 21% for stock and 14% to 24% for a 50% combination of stock and cash election, based on the year to date VWAP as of October 10, 2016.

2)	Exchange for Cash allows –

•	Cash Liquidity - Cash provides ADS holders with immediate cash liquidity for their investment in a largely illiquid market.

•	Material Premium - The Company is offering a 5% premium for stock consideration and a 10% premium for cash consideration, calculating such premium based on the 20-day VWAP during the period immediately preceding the launch of the Exchange Offer. These premiums increase to 17% to 26% for cash and 14% to 24% for a 50% combination of stock and cash election, based on the year to date VWAP as of October 10, 2016.

The Exchange Offer allows holders of tendered ADSs to choose (1) shares of the Company’s Common Stock or (2) cash, with material premiums for the exchange consideration ranging from 12% to 26% (as measured by the year to date VWAP as of October 10, 2016). The Exchange Offer takes into account challenging industry conditions and eliminates large and growing financial obligations in face of continued market weakness. Tendering shareholders who receive Common Stock should participate in the recovery as business and industry conditions improve.

[1]	No more than 50% of the Series G ADSs and the Series H ADSs, each as a class, will be entitled to receive cash; if ADSs are tendered in excess of this 50% limit, the ADSs will be prorated and such excess deemed to have been tendered for Common Stock.

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THIS COMMUNICATION IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION TO BUY ANY OF THE EXISTING SERIES G ADSs OR SERIES H ADSs OR THE UNDERLYING PREFERRED STOCK NOR IS IT A SOLICITATION FOR ACCEPTANCE OF THE EXCHANGE OFFER. THE COMPANY IS MAKING THE EXCHANGE OFFER ONLY BY, AND PURSUANT TO THE TERMS OF, THE OFFER TO EXCHANGE AND THE LETTERS OF TRANSMITTAL. THE EXCHANGE OFFER IS NOT BEING MADE IN ANY JURISDICTION IN WHICH THE MAKING OR ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES, BLUE SKY OR OTHER LAWS OF SUCH JURISDICTION. NONE OF THE COMPANY, THE INFORMATION AGENT OR THE EXCHANGE AGENT FOR THE EXCHANGE OFFER MAKES ANY RECOMMENDATION IN CONNECTION WITH THE EXCHANGE OFFER. THIS ANNOUNCEMENT IS NEITHER AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY ANY OF THESE SECURITIES AND SHALL NOT CONSTITUTE AN OFFER, SOLICITATION OR SALE IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE IS UNLAWFUL.

Forward-Looking Statements

This press release contains forward-looking statements concerning future events and expectations including with respect to the completion of the Exchange Offer and the trading price or volume of the Company’s securities. In some cases, you can identify the forward-looking statements by the use of words such as “may,” “could,” “should,” “would,” “expect,” “plan,” “anticipate,” “intend,” “forecast,” “believe,” “estimate,” “predict,” “propose,” “potential,” “continue” or the negative of these terms or other comparable terminology. Although Navios Holdings believes that the expectations reflected in such forward-looking statements are reasonable at the time made, no assurance can be given that such expectations will prove to have been correct. These statements involve known and unknown risks and are based upon a number of assumptions and estimates which are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of Navios Holdings. Actual results may differ materially from those expressed or implied by such forward-looking statements. Navios Holdings expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Navios Holdings’ expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.